Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact:	Equal Housing Lender
Nancy Gray, Sr. EVP & CFO, 714-438-2500	Barbara Palermo, EVP, 714-438-2500

PACIFIC MERCANTILE BANCORP ANNOUNCES DECISION NOT TO ACCEPT UP TO A $25.5 MILLION INVESTMENT UNDER THE U.S. TREASURY’S CAPITAL PURCHASE PROGRAM

COSTA MESA, Calif. – (BUSINESS WIRE) – April 8, 2009 – Pacific Mercantile Bancorp (NASDAQ: PMBC), the holding company for Pacific Mercantile Bank, today announced that it has decided that it will not participate in the U.S. Treasury Department’s TARP Capital Purchase Program. The Company had previously announced that it had received preliminary approval to participate in that Program and obtain a capital investment of up to $25.5 million from the U.S. Treasury.

Raymond E. Dellerba, President and CEO of the Company stated, “In deciding not to participate in the TARP program, our Board of Directors considered a number of factors, including the belief that the costs of capital obtainable under that Program are relatively high and concerns that the Treasury Department or Congress may (as they have done previously) impose new operational requirements or restrictions, retroactively, on TARP participants that could adversely affect the Company in ways that are not foreseeable or measurable, creating uncertainties that make planning for the future more difficult. For those reasons, a growing number of banking institutions that took TARP funds have announced that they now want to return those funds. Without acceptance of the TARP funds we continue to be a well-capitalized banking institution under federal regulatory guidelines,” concluded Mr. Dellerba.

About Pacific Mercantile Bancorp and Pacific Mercantile Bank

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System and provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of eight financial centers in Southern California, four of which are located in Orange County, two of which are located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our two financial centers in Los Angeles County are located, respectively, in the cities of Beverly Hills and Long Beach. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario, visible from the Interstate 10 Freeway. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

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